UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2025

ATLAS LITHIUM CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-41552	39-2078861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Rua Antonio de Albuquerque, 156 - 17th Floor

Belo Horizonte, Minas Gerais, Brazil, 30.112-010

(Address of principal executive offices, including zip code)

(833) 661-7900

(Registrant’s telephone number, including area code)

Not applicable

(Former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	ATLX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On December 5, 2025, Atlas Lithium Corporation (the “Company”) entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the purchasers party thereto (the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 2,500,000 shares of its common stock, par value $0.001 per share (the “Shares”) in a registered direct offering (the “Offering”) at a purchase price of $4.00 per share. The closing of the sale of the Shares (the “Closing”) is expected to occur on or about December 8, 2025, subject to customary closing conditions (the “Closing Date”).

The Shares are being offered pursuant to the Company’s registration statement on Form S-3 (File No. 333-289805) (the “Registration Statement”) previously filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 22, 2025, which was declared effective on September 3, 2025, including the base prospectus, dated August 22, 2025, forming part of the Registration Statement, with respect to the offering from time to time of the Company’s securities, and the prospectus supplement dated December 5, 2025, which was filed by the Company with the Commission on December 8, 2025, pursuant to Rule 424(b) promulgated under the Securities Act.

A.G.P./Alliance Global Partners (“AGP” or the “Placement Agent”) served as sole placement agent for the Offering pursuant to the Placement Agency Agreement (as defined below). The Securities Purchase Agreement contains customary representations, warranties and covenants made by the Company and the Purchasers, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act, and termination provisions. The representations, warranties, and covenants contained in the Securities Purchase Agreement were made only for purposes of such agreement and as of the dates specified therein and were solely for the benefit of the parties to such agreement. In addition, pursuant to the Securities Purchase Agreement, the Company has agreed not to sell any shares of common stock or any securities convertible into or exercisable or exchangeable into shares of common stock, subject to certain customary exceptions, for a period of thirty (30) days after the Closing Date, without the Placement Agent’s prior written consent. Each of the Company’s directors and executive officers also entered into a lock-up agreement with the Placement Agent, which generally restricts the sale, transfer or other disposition of securities of the Company, subject to customary exceptions, for a period of ninety (90) days after the Closing Date, without the Placement Agent’s prior written consent.

The aggregate gross proceeds from the Offering were $10.0 million before deducting placement agent’s fees and offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for general corporate purposes, including the development and commercialization of its lithium concentrate product, general and administrative expenses, and working capital and capital expenditures.

The foregoing description of the Securities Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Securities Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Placement Agent Agreement

On December 5, 2025, the Company entered into a placement agent agreement with the Placement Agent, pursuant to which the Placement Agent was engaged as the sole placement agent in connection with the Offering (the “Placement Agent Agreement”). Under the terms of the Placement Agent Agreement, the Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds from the Offering. In addition, the Company will reimburse the Placement Agent for its legal fees in an amount up to $50,000, as well as non-accountable expenses in an amount up to $5,000.

The Placement Agent Agreement contains customary representations, warranties and covenants made by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act, and termination provisions. The representations, warranties, and covenants contained in the Placement Agent Agreement were made only for purposes of such agreement and as of the dates specified therein and were solely for the benefit of the parties to such agreement.

The foregoing description of the Placement Agent Agreement does not purport to be complete and is qualified in its entirety by reference to the Placement Agent Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

The legal opinion, including the related consent, of Brownstein Hyatt Farber Schreck, LLP relating to the validity under Nevada law of the Shares to be issued and sold in the Offering is filed as Exhibit 5.1 hereto.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
5.1	Opinion of Brownstein Hyatt Farber Schreck, LLP
10.1	Securities Purchase Agreement, dated December 5, 2025, by and between Atlas Lithium Corporation and the Purchasers
10.2	Placement Agent Agreement, dated December 5, 2025, by and between Atlas Lithium Corporation and A.G.P./Alliance Global Partners
23.1	Consent of Brownstein Hyatt Farber Schreck, LLP (included in Exhibit 5.1)
104	Cover Page Interactive Data File (embedded with the Inline XRBL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLAS LITHIUM CORPORATION

Dated: December 8, 2025	By:	/s/ Marc Fogassa
	Name:	Marc Fogassa
	Title:	Chief Executive Officer